Standard
2017 Long Term Incentive Program PSU Awards
Time Inc.
2016 Omnibus Incentive Compensation Plan
Performance Stock Units Agreement
WHEREAS, the Company has adopted the “Plan” (as defined below), the terms of which are hereby incorporated by reference and made a part of this Performance Stock Units Agreement, including any appendices attached hereto (collectively the “Agreement”); and
WHEREAS, the Committee has adopted an Long Term Incentive Program to be administered under the Plan pursuant to which Shares may be issued in settlement of Performance Stock Units (“PSUs”) subject to attainment of time-based and performance-based vesting conditions, the terms of the Plan and the additional terms set forth herein;
WHEREAS, the PSUs are considered Other Stock Based Awards under the Plan, and are hereby designated by the Committee as Performance-Based Awards;
NOW, THEREFORE, the Company grants the PSUs subject to the following terms and conditions:

1.
Definitions. Whenever the following terms are used in this Agreement, they shall have the meanings set forth below. Capitalized terms not otherwise defined herein shall have the same meanings as in the Plan.

a)
“Cause” means, “Cause” as defined in an employment agreement between the Company or any of its Affiliates and the Grantee or, if not defined therein or if there is no such agreement, “Cause” means (i) the Grantee’s continued failure substantially to perform such Grantee’s duties (other than as a result of total or partial incapacity due to physical or mental illness) for a period of ten (10) days following written notice by the Company or any of its Affiliates to the Grantee of such failure, (ii) dishonesty in the performance of the Grantee’s duties, (iii) the Grantee’s conviction of, or plea of nolo contendere to, a crime constituting (A) a felony or equivalent crime under the laws of the United States or any state thereof or foreign country or (B) a misdemeanor or other crime involving moral turpitude, (iv) the Grantee’s insubordination, willful malfeasance or willful misconduct in connection with the Grantee’s duties or any act or omission which is injurious to the financial condition or business reputation of the Company or any of its Affiliates, or (v) the Grantee’s breach of any non-competition, non-solicitation or confidentiality provisions to which the Grantee is subject. The determination of the Committee as to the existence of “Cause” will be conclusive on the Grantee and the Company.

b)	“Date of Grant” has the meaning assigned to such term in the Notice.

c)
“Disability” means, “Disability” as defined in an employment agreement between the Company or any of its Affiliates and the Grantee or, if not defined therein or if there shall be no such agreement, “disability” of the Grantee shall have the meaning ascribed to such term in the Company’s long-term disability plan or policy, as in effect from time to time, to the extent that such definition also constitutes such Grantee being considered “disabled” under Section 409A(a)(2)(C) of the Code.

d)	“Employer” has the meaning assigned to such term in Section 6(a) of the Agreement.

e)
“Employment” means a Grantee’s service as (i) an employee of the Company or any of its Affiliates or (ii) a member of the Company’s board of directors. A leave of absence shall not constitute a termination of Employment if such leave of absence is approved by the Company or its Affiliate in writing; provided, that such leave of absence constitutes a bona fide leave of absence and not a “separation from service” under Treas. Reg. 1.409A-1(h)(1)(i). Employment shall continue if a Grantee transfers (including a termination with an immediate rehire) between the Company and one of its Affiliates or between its Affiliates without a break in service. For purposes of the Plan, unless otherwise provided in an employment agreement between the Grantee and the Company or an Affiliate, a Grantee shall not be deemed to be providing services during any statutory or common-law notice period or any period of “garden leave” mandated under employment laws. The Committee will have sole discretion to determine whether a Grantee has ceased to provide services and the effective date on which the Grantee ceased to provide services.

f)
“Good Reason” means “Good Reason” as defined in an employment agreement between the Company or any of its Affiliates and the Grantee or, if not defined therein or if there is no such agreement, “Good Reason” means (i) the failure of the Company to pay or cause to be paid the Grantee’s base salary or annual bonus when due or (ii) any substantial and sustained diminution in the Grantee’s authority or responsibilities materially inconsistent with the Grantee’s position; provided that either of the events described in clauses (i) and (ii) will constitute Good Reason only if the Company fails to cure such event within 30 days after receipt from the Grantee of written notice of the event which constitutes Good Reason; provided, further, that “Good Reason” will cease to exist for an event on the sixtieth (60th) day following the later of its occurrence or the Grantee’s knowledge thereof, unless the Grantee has given the Company written notice of his or her termination of employment for Good Reason prior to such date.

g)	“Grantee” means the individual to whom this grant of PSUs has been awarded pursuant to the Plan.

h)
“Notice” means (i) the Notice of Grant of Performance Stock Units that accompanies this Agreement, if this Agreement is delivered to the Grantee in “hard copy,” and (ii) the screen display(s) of the website for the stock plan administration with the heading “Grant Details” and “Vesting Schedule” or a substantially similar heading, which contains the details of the grant governed by this Agreement, if this Agreement is delivered electronically to the Grantee.

i)
“Plan” means the equity plan maintained by the Company that is specified in the Notice, which equity plan has been provided to the Grantee separately and forms a part of this Agreement, as such plan may be amended, supplemented or modified from time to time.

j)
“Retirement” means a voluntary termination of Employment by the Grantee following the attainment of age 55 with ten (10) or more years of Employment. The Grantee’s Employment with Time Warner Inc. and its Affiliates prior to the spinoff shall be taken into account in determining whether the Grantee satisfies the requirements for Retirement.

k)
“Severance Period” means the period following a termination of Employment during which a Grantee is entitled to receive both salary continuation payments and continued participation under the health benefit plans of the Company or any of its Affiliates, whether pursuant to a separation agreement or an employment contract with, or a severance plan or other arrangement maintained by, the Company or any Affiliate.

l)	“Tax-Related Items” has the meaning assigned to such term in Section 6(a) of the Agreement.

2.
Grant of Performance Stock Units. The Company hereby grants to the Grantee, on the terms and conditions hereinafter set forth, the target number of PSUs set forth in the Notice (the “Award”), provided that the number of PSUs that actually vest shall be based on the extent to which the time-based and performance-based vesting conditions set forth in Section 4 are attained. Each PSU represents the unfunded, unsecured right to receive a Share subject to the terms and conditions specified herein. The maximum number of PSUs that may vest is equal to 200% of the target number of PSUs set forth in the Notice. PSUs do not constitute issued and outstanding Shares for any corporate purposes and do not confer on the Grantee any right to vote on matters that are submitted to a vote of holders of Shares.

3.	No Dividend Equivalent Rights or Retained Distributions. The Grantee shall not be entitled to any Dividend Equivalent Rights or Retained Distributions with respect to the PSUs.

4.	Vesting and Delivery of Vested Securities.

a)
PSUs Eligible to Vest. The percentage of the Award that shall be eligible to vest shall be determined based upon the Company’s achievement of performance-based goals as set forth in the Vesting Appendix.

b)	Measuring Performance. The Committee shall evaluate and certify the Company’s performance against the goals described in the Vesting Appendix on or before the second anniversary of the Date of Grant.

c)
Impact of Certain Changes in Control. In the event of a Change in Control prior to December 31, 2018, the Company shall be deemed to have achieved target performance on the performance goals described in the Vesting Appendix.

d)
Vesting and Settlement. Subject to the terms and provisions of the Plan and this Agreement (including the Separation from Service Addendum), this Award shall vest and Shares issued in settlement of the Award issued as follows:

i.
The Award shall vest with respect to 50% of the Shares determined to be eligible to vest in accordance with Section 4(a) of this Agreement (rounded down to, the next whole Share), on the earlier of (i) the date the Committee certifies the Company’s performance as described in Section 4(b) of this Agreement), and (ii) the second anniversary of the Date of Grant, and the Company shall issue or transfer to the Grantee the number of Shares corresponding to such vested Shares no later than sixty (60) days after the second anniversary of the Date of Grant;

ii.
The Award shall vest with respect to the remainder of the Shares determined to be eligible to vest in accordance with Section 4(a) of this Agreement on the earlier of (i) the first anniversary of the date the Committee certifies the Company’s performance as described in Section 4(b) of this Agreement, and (ii) the third anniversary of the Date of Grant, and the Company shall issue or transfer to the Grantee the number of Shares corresponding to such vested Shares no later than sixty (60) days after the third anniversary of the Date of Grant.

Except as otherwise provided in Section 5 (which incorporates by reference the Separation from Service Addendum), this Award shall only vest, and Shares shall only be eligible to vest and be distributed in settlement of this Award, if the Grantee’s Employment has continued from the Date of Grant through the applicable vesting date.

e)
PSUs Extinguished. The PSUs subject to this Award shall be extinguished (i) on the date the number of Shares eligible to vest is determined, with respect to that percentage of the PSU that are not determined to be eligible to vest, and (ii) on each date that Shares are issued with respect to this Award, with respect to an equal number of PSUs. PSUs so extinguished shall not be considered held by the Grantee for any purpose.

f)	Final Issuance. Shares issued or transferred upon vesting and settlement of this Award shall be issued in whole Shares.

g)
Section 409A. Notwithstanding anything else contained in this Agreement, for U.S. taxpayer Grantees, no Shares shall be issued or transferred to a Grantee pursuant to the settlement of this Award before the first date on which a payment could be made without subjecting the Grantee to tax under the provisions of Section 409A.

5.
Termination of Employment. If the Grantee’s Employment terminates for any reason (regardless of the reason for such termination and whether later found to be invalid or in breach of employment laws in the jurisdiction where the Grantee is providing services) prior to the date all or a percentage of the Award has not vested, then except as otherwise provided in the Separation from Service Addendum or an employment agreement between the Grantee and the Company or an Affiliate entered into after the Date of Grant, the unvested PSUs covered by the unvested percentage of the Award shall be completely forfeited on the date of such termination. Anything in the foregoing to the contrary notwithstanding, no Award shall vest prior to the first anniversary of the Date of Grant.

6.	Responsibility for Taxes; Compliance with Laws; Incorporation of Plan Terms.

a)
Obligation to Pay Withholding Taxes. The Grantee acknowledges and agrees that, regardless of any action taken or failed to be taken by the Company or, if different, the Grantee’s employer (the “Employer”), the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax and payment on account or other tax-related items related to Grantee’s participation in the Plan and legally applicable to Grantee (the “Tax-Related Items”), is and remains the Grantee’s responsibility and may exceed the amount actually withheld by the Company or the Employer. The Grantee further agrees and acknowledges that the Company and the Employer (A) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Award, including, but not limited to, the grant of the Award, the vesting or settlement of the PSUs, the subsequent sale of any Shares acquired pursuant to such settlement, the receipt of any dividends; and (B) do not commit to and are under no obligation to structure the terms of the Award or any aspect of the PSUs to reduce or eliminate the Grantee’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Grantee is subject to tax in more than one jurisdiction, the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

The Company’s obligation to deliver the Shares subject to the Award issued in settlement of the PSUs shall be subject to payment of all Tax-Related Items by the Grantee.

b)	Satisfaction of Company’s Withholding Obligations. No later than any relevant taxable or tax withholding event, as applicable, the Grantee agrees to make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items due as a result of such taxable or tax withholding event. In this regard, Grantee authorizes the Company and/or the Employer, or their respective agents, at their discretion, to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following:

(i)
by requiring or allowing the Grantee to deliver a properly executed notice together with irrevocable instructions to a broker approved by the Company to sell a sufficient number of Shares to generate net proceeds (after commission and fees) equal to the Tax-Related Items and promptly deliver such amount to the Company;

(ii)	by requiring or allowing the Grantee to pay the Tax-Related Items in cash or by check;

(iii)	by deducting the Tax-Related Items from the Grantee’s wages or other cash compensation paid to the Grantee by the Company and/or the Employer;

(iv)
for U.S. Grantees, by allowing the Grantee to surrender other Shares that (A) in the case of Shares initially acquired from the Company (upon exercise of a stock option or otherwise), have been owned by the Grantee for such period (if any) as may be required to avoid a charge to the Company’s earnings, and (B) have a Fair Market Value on the date of surrender equal to the Tax-Related Items;

(v)	by withholding a number of Shares to be issued upon delivery of Shares that have a Fair Market Value equal to the Tax-Related Items;

(vi)	by selling any Shares (on the Grantee’s behalf pursuant to this authorization) to the extent required to pay the Tax-Related Items; or

(vii)	by such other means or method as the Committee in its sole discretion and without notice to the Grantee deems appropriate;
provided, however, that if the Grantee is a Section 16 officer of the Company, within the meaning of the Exchange Act, then the Company will withhold in Shares upon the relevant taxable or tax withholding event, as applicable, unless the use of such withholding method is problematic under applicable tax or securities law or has materially adverse accounting consequences, in which case the obligation for Tax-Related Items shall be satisfied by one or a combination of the other methods above as directed by the Committee.
Depending on the withholding method, the Company shall withhold or account for Tax-Related Items by considering rates up to, but not exceeding, the maximum tax rates in the Grantee’s jurisdiction, in which case the Grantee may receive a refund of any over-withheld amount not remitted to applicable tax authorities on the Grantee’s behalf in cash and will have no entitlement to the Share equivalent. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, the Grantee is deemed to have been issued the full number of Shares to be settled in respect of the vested Award, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items.
The Company will not issue any Shares unless and until the Grantee satisfies its obligations for Tax-Related Items.

c)	Compliance with Applicable Laws. The Committee may also require the Grantee to acknowledge that he or she shall not sell or transfer Shares except in compliance with all applicable securities and exchange control laws, and may apply such other restrictions on the sale or transfer of the Shares as it deems appropriate.

d)
Changes in Capitalization and Government and Other Regulations. The Award shall be subject to all of the terms and provisions as provided in this Agreement and in the Plan, which are incorporated by reference herein and made a part hereof, including, without limitation, the provisions of Section 4 of the Plan (generally relating to adjustments to the number of Shares subject to the Award, upon certain changes in capitalization and certain reorganizations and other transactions).

7.
Forfeiture; Waiver. A breach of any of the foregoing restrictions or a breach of any of the other restrictions, terms and conditions of the Plan or this Agreement, with respect to any of the PSUs, except as waived by the Board or the Committee, will cause a forfeiture of such PSUs. The Grantee acknowledges that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by the Grantee or any other grantee.

8.
Right of Company to Terminate Employment. Nothing contained in the Plan or this Agreement shall confer on the Grantee any right to continued Employment and the Company and any of its Affiliates shall have the right to terminate the Employment of the Grantee at any such time, with or without Cause, notwithstanding the fact that some or all of the PSUs covered by this Agreement may be forfeited as a result of such termination. The granting of the PSUs under this Agreement shall not confer on the Grantee any right to any future Awards under the Plan.

9.
Notices. Any notice which either party hereto may be required or permitted to give the other shall be in writing and may be delivered personally or by mail, postage prepaid, addressed to Time Inc., at 225 Liberty Street, New York, NY 10281, attention Stock Plan Administration and to the Grantee at his or her address, as it is shown on the records of the Company or its Affiliate, or in either case to such other address as the Company or the Grantee, as the case may be, by notice to the other may designate in writing from time to time.

10.
Interpretation and Amendments. The Committee has plenary authority to interpret this Agreement and the Plan, to prescribe, amend and rescind rules relating thereto and to make all other determinations in connection with the administration of the Plan. The Committee may from time to time modify or amend this Agreement in accordance with the provisions of the Plan.

11.
Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns, and shall be binding upon and inure to the benefit of the Grantee and his or her legatees, distributees and personal representatives.

12.
Copy of the Plan and Documents. By accepting this Award, the Grantee agrees and acknowledges that he or she has received and had an opportunity to read a copy of the Plan. The Grantee acknowledges and agrees that the Grantee may be entitled from time to time to receive certain other documents related to the Company, including the Company’s annual report to Shareholders and proxy statement related to its annual meeting of Shareholders (which become available each year approximately three months after the end of the calendar year), and the Grantee consents to receive such documents electronically through the Internet or as the Company otherwise directs.

13.
Governing Law. The Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without regard to any choice of law rules thereof which might apply the laws of any other jurisdiction.

14.
Waiver of Jury Trial. To the extent not prohibited by applicable law which cannot be waived, each party hereto hereby waives, and covenants that it will not assert (whether as plaintiff, defendant or otherwise), any right to trial by jury in any forum in respect of any suit, action, or other proceeding arising out of or based upon this Agreement.

15.
Submission to Jurisdiction; Service of Process. Each of the parties hereto hereby irrevocably submits to the jurisdiction of the state courts of the State of New York located in the County of New York and the jurisdiction of the United States District Court for the Southern District of New York for the purposes of any suit, action or other proceeding arising out of or based upon this Agreement. Each of the parties hereto to the extent permitted by applicable law hereby waives, and agrees not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding brought in such courts, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that such suit, action or proceeding in the above-referenced courts is brought in an inconvenient forum, that the venue of such suit, action or proceedings, is improper or that this Agreement may not be enforced in or by such court. Each of the parties hereto hereby consents to service of process by mail at its address to which notices are to be given pursuant to Section 9 hereof.

16.
Data Privacy. The Grantee hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Grantee’s personal data as described in this Agreement and any other grant materials by and among, as applicable, the Employer, the Company and its Affiliates for the exclusive purpose of implementing, administering and managing the Grantee’s participation in the Plan.

The Grantee understands that the Employer, the Company and its Affiliates may hold certain personal information about the Grantee, including, but not limited to, the Grantee’s name, home address and telephone number, e-mail address, date of birth, passport number social insurance or other identification number (e.g., resident registration number), salary, nationality, job title, any Shares or directorships held in the Company, or any Affiliate, details of all PSUs or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in the Grantee’s favor (“Data”), for the exclusive purpose of implementing, administering and managing the Plan.
The Grantee understands that Data will be transferred to Fidelity Stock Plan Services, LLC or any other stock plan service provider, which is presently or in the future, assisting the Company with the implementation, administration and management of the Plan. The Grantee understands these recipients of Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than the Grantee’s country. The Grantee understands that he or she may request a list with the names and addresses of any potential recipients of Data by contacting his or her local human resources representative. The Grantee authorizes the Company, Fidelity Stock Plan Services, LLC and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer Data, in electronic or other form, for the sole purpose of implementing, administering and managing his or her participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Grantee may elect to deposit any Shares received upon vesting of the PSUs. The Grantee understands that Data will be held only as long as is necessary to implement, administer and manage the Grantee’s participation in the Plan. The Grantee understands that he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his or her local human resources representative. Further, the Grantee understands that he or she is providing the consents herein on a purely voluntary basis. If the Grantee does not consent, or if the Grantee later seeks to withdraw his or her consent, his or her employment status or service with the Employer, the Company, or any Affiliate will not be affected; the only consequence of refusing or withdrawing the Grantee’s consent is that the Company would not be able to grant the Grantee PSUs or other equity awards or to administer or maintain PSUs or other equity awards granted to the Grantee prior or subsequent to such refusal or withdrawal. Therefore, the Grantee understands that refusing or withdrawing his or her consent may affect the Grantee’s ability to participate in the Plan. For more information on the consequences of the Grantee’s refusal to consent or withdrawal of consent, the Grantee understands that he or she may contact his or her local human resources representative.

17.
No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Grantee’s participation in the Plan, or the Grantee’s acquisition or sale of the underlying Shares. The Grantee should consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.

18.
Imposition of Other Requirements. Subject to any restrictions on amendments to PSUs found in the Plan, the Company reserves the right to impose other requirements on the Grantee’s participation in the Plan, on the PSUs and on any Shares acquired under the Plan to the extent that the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Grantee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

19.
Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

20.
Repayment/Forfeiture. As an additional condition of receiving this Award, the Grantee agrees that the Award and any proceeds or other benefits the Grantee may receive hereunder shall be subject to forfeiture and/or repayment to the Company to the extent and in the manner required (i) under the terms of any policy adopted by the Company as may be amended from time to time to the extent the recovery of compensation is mandated in the event of fraud or a violation of restrictive covenants, to give effect to governance considerations or other similar circumstances (and such requirements shall be deemed incorporated into this Agreement without the consent of the Grantee) or (ii) to comply with any requirements imposed under applicable laws and/or the rules and regulations of the securities exchange or inter-dealer quotation system on which the Shares are listed or quoted, including, without limitation, pursuant to Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010.

21.
Rejection of Award. If the Grantee does not wish to receive this Award and/or does not consent and agree to the terms and conditions upon which this Award is offered, as set forth in the Plan and this Agreement, including the Appendices A and B attached hereto, then the Grantee must reject the Award by notifying the Company at Time Inc., at 225 Liberty Street, New York, NY 10281, attention General Counsel no later than 60 days following the Date of Grant, in which case the Award will be cancelled. The Grantee’s failure to notify the Company of his or her rejection of the Award within this specified period will constitute the Grantee’s acceptance of the Award and the terms and conditions upon which the Award is offered, as set forth in the Plan and this Agreement, including the Appendices A and B attached hereto.

Standard
2017 Long Term Incentive Program PSU Awards
Separation from Service Addendum
The following terms and conditions shall apply to a Grantee’s PSU Award unless the Grantee is party to a written agreement with the Company or one of its Affiliates that provides for a more favorable treatment. Where no such other agreement exists, a Grantee whose Employment with the Company or any of its Affiliates terminates shall have no claim against the Company with respect to the PSUs or underlying Shares, other than as set forth in this Addendum, and this Addendum shall be the Grantee’s sole basis for any remedy under this Award related to such termination of Employment. A termination of Employment shall not be deemed to have occurred for purposes of any provision of this Addendum (or Agreement) providing for the delivery of any Shares or payment of any Retained Distributions or other amounts subject to Section 409A upon or following a termination of Employment until such termination is also a “separation from service” within the meaning of Section 409A, and for purposes of any such provision of this Addendum (or Agreement), references to a “resignation,” “termination,” “terminate,” “termination of employment” or like terms shall mean separation from service.

Before Performance Conditions Determined
Event Triggering Employment Termination	Vesting on or Following Employment Termination
Death, Disability or Termination w/o Cause
(Before First Anniversary of Date of Grant if Performance Conditions Not Determined (i.e., no Change in Control)):
If, prior to the first anniversary of the Date of Grant and prior to the PSUs have not become eligible to vest in accordance with Section 4(c) of the Agreement, the Grantee’s Employment ends because of the Grantee’s death, Disability or termination without Cause, then:
Forfeiture: The Award shall be completely forfeited on the date of the Grantee’s termination of Employment.
Death, Disability or Termination w/o Cause
(On or after First Anniversary of Date of Grant if Performance Conditions Not Determined):
If, on or following the first anniversary of the Date of Grant and prior to the date the Committee determines the number of PSUs eligible to vest in accordance with Section 4(a) of the Agreement, the Grantee’s Employment ends because of the Grantee’s death, Disability or termination without Cause, then:

Pro Rata Vesting: The Grantee (or the Grantee’s estate) shall vest in a pro rata number of the PSUs determined eligible to vest (which shall be determined by multiplying the PSUs determined eligible to vest in accordance by Section 4 of the Agreement by a fraction, the numerator of which is the number of days of the Grantee’s Employment from the Date of Grant until the second anniversary of the Date of Grant, and rounding down to the next whole Share) in accordance with the following schedule:
i. 50% of such pro rata number of PSUs shall vest and be settled by the issuance or transfer to the Grantee (or the Grantee’s estate) of an equal number of Shares as soon as practicable, but no later than 60 days, following the second anniversary of the Date of Grant.

ii. the remainder of such pro rata number of PSUs shall vest and be settled by the issuance or transfer to the Grantee (or the Grantee’s estate) of an equal number of Shares as soon as practicable, but no later than 60 days, following the third anniversary of the Date of Grant.
The portion of the Award that is not determined to be eligible to vest in accordance with the foregoing shall be completely forfeited as of the date such determination is made.

Other Terminations:
(If Performance Conditions Not Determined):
If the Grantee’s Employment terminates for any reason other than death or Disability or termination without Cause prior to the date the Committee determines the number of PSUs eligible to vest in accordance with Section 4(a) of the Agreement, then
Forfeiture: The Award shall be completely forfeited on the date of the Grantee’s termination of Employment.

ADD - 1

On or After Performance Conditions Determined
Event Triggering Employment Termination	Vesting on or Following Employment Termination
Death or Disability
(On or After Performance Conditions Determined)
If the Committee has determined the number of PSUs eligible to vest in accordance with Section 4(a) of the Agreement or the PSUs become eligible to vest pursuant to Section 4(c) of the Agreement, and the Grantee’s Employment ends on or following the first anniversary of the Date of Grant because of the Grantee’s death or Disability, then:

Full Vesting (subject, as applicable, to net after-tax benefit rule): The Grantee shall fully vest in the number of PSUs that are outstanding under this Award and an equal number of Shares shall be distributed to the Grantee (or the Grantee’s estate) in full settlement of this Award, as follows:
If No Change in Control Has Occurred: Shares shall be distributed as soon as practicable, but no later than 60 days, following the third anniversary of the Date of Grant.
If a Change in Control Has Occurred: Shares shall be distributed as soon as practicable, but no later than 60 days, following (i) the date Grantee’s Employment ends (due to death or Disability) or (ii) the third anniversary of the Date of Grant if the Change in Control does not constitute a “change in control event” within the meaning of the Treasury Regulations promulgated under Section 409A, unless the accelerated vesting would subject the award to an excise tax under Section 280G of the Code in which case the portion of the Award that vests will be reduced to the extent such reduction results in a greater net after tax benefit to the Grantee.

Termination without Cause:
If the Committee has determined the number of PSUs eligible to vest in accordance with Section 4(a) of the Agreement or the PSUs become eligible to vest pursuant to Section 4(c) of the Agreement, and the Grantee’s Employment ends on or following the first anniversary of the Date of Grant because of the Grantee’s termination without Cause, then:

If No Change in Control Has Occurred (or if Termination of Employment Occurs More than 24 months from Change in Control):
Pro Rata Vesting. The Grantee shall vest in a number of PSUs determined by multiplying the number of outstanding PSUs under this Award on the date the Grantee’s Employment ends by a fraction, the numerator of which shall be the number of days the Grantee has been employed on and after the second anniversary of the Date of Grant (if any) and the third anniversary of the Date of Grant and the denominator of which shall be 366 and such number of Shares shall be issued or transferred to the Grantee in full settlement of this Award, as soon as practicable, but no later than 60 days, following the third anniversary of the Date of Grant. The portion of the Award that does not vest in accordance with the foregoing shall be completely forfeited as of the date the other portion of the Award is vested.
If Change in Control Has Occurred Within 24 months Preceding Termination of Employment:
Full Vesting (subject to net after-tax benefit rule): The Grantee shall fully vest in the number of PSUs that are outstanding under this Award and an equal number of Shares shall be distributed to the Grantee in full settlement of this Award, as soon as practicable, but no later than 60 days, following (i) the date Grantee’s Employment ends or (ii) the third anniversary of the Date of Grant if the Change in Control does not constitute a “change in control event” within the meaning of the Treasury Regulation promulgated under Section 409A, unless the accelerated vesting would subject the award to an excise tax under Section 280G of the Code in which case the portion of the Award that vests will be reduced to the extent such reduction results in a greater net after tax benefit to the Grantee.

ADD - 2

Resignation for Good Reason or Retirement:
If the Committee has determined the number of PSUs eligible to vest in accordance with Section 4(a) of the Agreement or the PSUs have become eligible to vest in accordance with Section 4(c) of the Agreement, and the Grantee’s Employment ends on or following the first anniversary of the Date of Grant because of the Grantee’s resignation for Good Reason or Retirement, then

If No Change in Control Has Occurred (or Termination of Employment Occurs More than 24 months from Change in Control):
Forfeiture: The unvested portion of the Award shall be completely forfeited on the date of the Grantee’s termination of Employment.
If Change in Control Has Occurred Within 24 months Prior to Termination of Employment:
Full Vesting (subject to net after-tax benefit rule): The Grantee shall fully vest in the number of PSUs that are outstanding under this Award and an equal number of Shares shall be distributed to the Grantee in full settlement of this Award, as soon as practicable, but no later than 60 days, following (i) the date Grantee’s Employment ends or (ii) the third anniversary of the Date of Grant if the Change in Control does not constitute a “change in control event” within the meaning of the Treasury Regulation promulgated under Section 409A, unless the accelerated vesting would subject the award to an excise tax under Section 280G of the Code in which case the portion of the Award that vests will be reduced to the extent such reduction results in a greater net after tax benefit to the Grantee

Other Termination:
(On or After Performance Conditions Determined):
If the Grantee’s Employment terminates for any reason other than death, Disability, termination without Cause, resignation for Good Reason or Retirement on or after to the date the Committee has determined the number of PSUs eligible to vest in accordance with Section 4(a) of the Agreement or the PSUs have become eligible to vest in accordance with Section 4(c) of the Agreement, then
Forfeiture: The unvested portion of the Award shall be completely forfeited on the date of the Grantee’s termination of Employment.

ADD - 3

Standard
2017 Long Term Incentive Program PSU Awards
VESTING APPENDIX
The number of PSUs eligible to vest shall be determined based upon the Company’s achievement against goals on two equally weighted metrics, 2018 Adjusted Revenue and 2018 Adjusted OIBDA, as follows.

	Threshold	Target	Maximum
% of Target PSU Award Eligible to Vest	50%	100%	200%
* Percentage of Target PSU eligible to vest between levels to be determined by interpolating between levels and rounding down to the next whole RSU

Example
Target Award: 100 PSUs
Achieved Performance Levels: Threshold Performance (2018 Adjusted Revenue) Maximum Performance (2018 Adjusted OIBDA)
Metric	Calculation	PSUs Eligible to Vest
2018 Adjusted Revenue	50%(Target * 50%) 50%(100 PSUs * 50%)	25 PSUs
2018 Adjusted OIBDA	50%(Target * 200%) 50%(100 PSUs * 200%)	100 PSUs
	Total PSUs Eligible to Vest	125 PSUs

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